                                 OMB APPROVAL

                                 ------------

                                                  ---------------------------
                                                           OMB APPROVAL
                                                  ---------------------------
                     UNITED STATES                OMB Number:       3235-0145
          SECURITIES AND EXCHANGE COMMISSION      Expires:  December 31, 1997
                Washington, D.C. 20549            Estimated average burden
                                                  hours per response....14.90
                                                  ---------------------------

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                          (Amendment No.    1     )*

                  Western Bancorp (Formerly Monarch Bancorp)
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  957683105
          -----------------------------------------------------------
                                (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

93600-1

------------------------
CUSIP No.  957683105
          --------------
--------------------------------------------------------------------------------


1        NAMES OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         KEEFE MANAGERS, INC.
         13-361-0107
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                       5       SOLE VOTING POWER

                               200,000 *
      NUMBER OF        ---------------------------------------------------------
       SHARES          6       SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                 - 0 -
        EACH           ---------------------------------------------------------
      REPORTING        7       SOLE DISPOSITIVE POWER
       PERSON
        WITH                   200,000 *
                       ---------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         200,000 *
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                  |_|

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.9% *
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         IA, CO
--------------------------------------------------------------------------------


93600-1

Item 1.   (a)      Name of Issuer:

                   Western Bancorp (Formerly Monarch Bancorp)

          (b)      Address of Issuer's Principal Executive Offices or,
                     if none, Residence:

                   4100 Newport Place
                   Suite 900
                   Newport Beach, CA  92660

Item 2.   (a)      Name of Person Filing:

                   KEEFE MANAGERS, INC.

          (b)      Address of Principal Business Office or, if none,
                     Residence:

                   375 Park Avenue (31st Floor)
                   New York, New York  10152

          (c)      Citizenship:

                   Delaware Corporation

          (d)      Title of Class of Securities:

                   Common Stock

          (e)      CUSIP Number:

                   957683105

Item      3. If this statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is an:

          (a)[ ] Broker or Dealer registered under Section 15 of the Act
          (b)[ ] Bank as defined in section 3(a)(6) of the Act
          (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act
          (d)[ ] Investment Company registered under section 8 of the Investment Company Act
          (e)[X] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
          (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F)
          (g)[  ]  Parent Holding Company, in accordance with
                     13d-1(b)(ii)(G) (Note: See Item 7)
          (h)[  ]  Group, in accordance with 13d-1(b)(1)(ii)(H)

Item 4.   Ownership:

          (a)      Amount Beneficially Owned:              200,000 *

          (b)      Percent of Class:     1.9% *

          (c)      Number of Shares as to which such person has:

                   (i)    sole power to vote or direct the
                                    vote -                           200,000 *

                   (ii)   shared power to vote or direct the
                                    vote -                           0

                   (iii)  sole power to dispose or direct the
                                    disposition of -                 200,000 *

                   (iv)   shared power to dispose or direct the
                                    disposition of -                 0

          * Amounts do not include the 90,882 shares (0.85% of the outstanding) as to which Rainbow Managers, LLC ("RM"), a Registered Investment Advisor and an affiliate of Keefe Managers, Inc. ("KMI"), has sole power to vote or direct the vote or to dispose or direct the disposition. KMI does not beneficially own such shares. Such shares were purchased by RM on behalf of its discretionary client in the ordinary course of business and not for the purpose of or with the effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect.

Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.   Ownership of More than Five Percent on Behalf of Another
            Person:

          Not applicable


93600-1

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent
          Holding Company

          Not applicable

Item 8.   Identification and Classification of Members of the Group

          Not applicable

Item 9.   Notice of Dissolution of Group

          Not applicable

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature
---------
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

KEEFE MANAGERS, INC.

BY:   /s/ Harry V. Keefe, Jr.
    ---------------------------
    Harry V. Keefe, Jr.
    Chairman

Date:      February 10, 1998